EXHIBIT 3.1(b)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CITIGROUP ENERGY ADVISORS PORTFOLIO L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provision of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Citigroup Energy Advisors Portfolio L.P. (the “Partnership”). The name under which it was formed is SSB Mid-West Futures Fund (Master) LLC.

SECOND: The date of filing of the certificate of limited partnership is January 30, 2006.

THIRD: Paragraph 3 of the Certificate of Limited Partnership, which sets forth the name and business address of the sole general partner, is hereby amended to read as follows:

The name and mailing address of the sole general partner of the Partnership is:

Citigroup Managed Futures LLC

55 East 59th Street, 10th Floor

New York, NY 10022

Attn: Jennifer Magro

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership this 24th day of September, 2008.

By:	Citigroup Managed Futures LLC, its Managing Member

By:	/s/ Jennifer Magro
Jennifer Magro Authorized Person